Exhibit 2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form F-10, as amended (File No. 333-147767 and 333-145395) of Agrium Inc., of our report dated April 24, 2007, except for Note 20 as to which the date is November 29, 2007, relating to the financial statements of UAP Holding Corp. as of February 25, 2007 and February 26, 2006, and for the years then ended and to the reference to our firm under the heading “Experts” in the prospectus supplement contained in the Registration Statement.
/s/  Deloitte & Touche LLP
December 10, 2007
Denver, Colorado